Exhibit 23.1

CliftonLarsonAllen LLP
CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 6, 2023, with respect to the consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows of Bridgewater Bancshares, Inc. and Subsidiaries for the year ended December 31, 2022, which appears in the December 31, 2024 annual report on Form 10-K of Bridgewater Bancshares, inc. and Subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

August 7, 2025

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